Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 Amendment 1 of Mediabistro Inc. (formerly known as WebMediaBrands Inc.) and Subsidiaries of our report dated March 15, 2013, with respect to the audit of the consolidated balance sheets of Mediabistro Inc. (formerly known as WebMediaBrands Inc.) and Subsidiaries as of December 31, 2012 and December 31, 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2012, which report appears in the Annual Report on Form 10-K of Mediabistro Inc. (formerly known as WebMediaBrands Inc.) and Subsidiaries for the year ended December 31, 2012.

/s/ Rothstein Kass

Roseland, New Jersey

August 12, 2013